                                                               FILED PURSUANT TO
                                                        RULE NO. 424(b)(3) & (c)
                                                      REGISTRATION NO. 333-48820


                             Dated February 5, 2001

Prospectus Supplement
(to Prospectus dated January 16, 2001 and to
Prospectus Supplement dated January 26, 2001)

                                  $488,750,000

                       Health Management Associates, Inc.

            Convertible Senior Subordinated Debentures due 2020 and Class A Common Stock Issuable Upon Conversion of the Debentures

   This prospectus supplement amends our prospectus dated January 16, 2001 and our prospectus supplement dated January 26, 2001 relating to the sale by certain of our securityholders of up to $488,750,000 in principal amount at maturity of our debentures and shares of our class A common stock issuable upon conversion of the debentures.

   You should read this supplement in conjunction with the prospectus and the prospectus supplement dated January 26, 2001. Additionally, this supplement is qualified by reference to the prospectus and the previous prospectus supplement, except to the extent that the information in this supplement supersedes the information contained in the prospectus and previous prospectus supplement.

                            Selling Securityholders

   The following table provides information regarding the principal amount at maturity of debentures owned beneficially by certain selling securityholders, the percentage of outstanding debentures held by such securityholders, and the number of shares of our class A common stock each securityholder would own beneficially upon conversion of its entire principal amount of debentures.

   The table below supplements or amends the table of securityholders contained on pages 32 through 34 of the prospectus and the table contained in the prospectus supplement dated January 26, 2001. Accordingly, the information contained in the table supercedes the information in the prospectus and previous prospectus supplement with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before February 5, 2001.

                                                                    Number of
                                                                    Shares of
                                    Principal Amount                 Class A
                                     at Maturity of  Percentage of Common Stock
                                    Debentures That   Debentures     That May
      Name                            May Be Sold     Outstanding    Be Sold
      ----                          ---------------- ------------- ------------
Lakeshore International Ltd........   $ 5,000,000        1.02        147,812
McMahan Securities Co. L.P.........     2,179,000           *         64,416
Morgan Stanley & Co................     5,500,000        1.13        162,593
SG Cowen Securities Corporation....    12,500,000        2.56        369,529
UBS O'Connor (f/b/o UBS Global
 Equity Arbitrage Master Ltd.).....    15,260,000        3.12        451,121

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* Less than 1%